Filed pursuant to Rule 424(b)(3)
Registration No. 333-236340
PROSPECTUS SUPPLEMENT NO. 6
(to Prospectus dated April 1, 2020)

VIVINT SMART HOME, INC.
168,494,733 Shares of Class A Common Stock
Up to 17,433,334 Shares of Class A Common Stock
Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated April 1, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236340). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K/A, filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus (the “Selling Securityholders”) of up to 168,494,733 shares of our Class A common stock, and the issuance by us of up to an aggregate of 17,433,334 shares of our Class A common stock which consists of (i) 5,933,334 shares of Class A common stock that are issuable upon the exercise of 5,933,334 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Mosaic Acquisition Corp. (“Mosaic”) and (ii) 11,500,000 shares of Class A common stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Mosaic.
Our Class A common stock and our Public Warrants are listed on the New York Stock Exchange, or NYSE, under the symbols “VVNT” and “VVNT WS,” respectively. On December 8, 2020, the closing price of our Class A common stock was $23.26 and the closing price for our Public Warrants was $11.71.
This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.
See the section entitled “Risk Factors” beginning on page 6 of the Prospectus and page 77 of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 and page 79 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 and page 81 of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________________________________
FORM 8-K/A
(Amendment No.1)
 _______________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): December 8, 2020
__________________________________________________________
VIVINT SMART HOME, INC.
(Exact name of registrant as specified in its charter)
__________________________________________________________

Delaware	001-38246	98-1380306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4931 North 300 West
Provo, UT 84604
(Address of Principal Executive Offices) (Zip Code)
(801) 377-9111
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________________________________________

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VVNT	New York Stock Exchange
Warrants, each exercisable for one share of Class A common stock at an exercise price of $11.50 per share	VVNT WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Amendment No. 1 to Vivint Smart Home, Inc.’s Current Report on Form 8-K (the “Form 8-K”) is being filed solely for the purpose of re-filing Exhibit 99.1 to reflect a correction to the press release issued after the filing of the Form 8-K.

Item 8.01    Other Events.

On December 8, 2020, Vivint Smart Home, Inc. (the “Company”) issued a press release announcing the redemption of all of its outstanding warrants (other than the Private Placement Warrants (as defined in the Warrant Agreement)) to purchase shares of the Company’s Class A common stock that were issued under the Warrant Agreement, dated September 26, 2017 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.2 attached hereto and is incorporated herein by reference. None of this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 or the Notice of Redemption attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued December 8, 2020
99.2	Notice of Redemption, dated December 8, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVINT SMART HOME, INC.

By:	/s/ Dale R. Gerard
Name: Dale R. Gerard
Title: Chief Financial Officer
Date: December 8, 2020